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[AMERISOURCE LOGO]                            [BERGEN BRUNSWIG CORPORATION LOGO]

Contact:  Michael N. Kilpatric                   Donna Dolan
          610-727-7118                           714-385-4226
          mkilpatric@amerisource.com             donna.dolan@bergenbrunswig.com
          --------------------------             ------------------------------


  AMERISOURCE CORPORATION AND BERGEN BRUNSWIG CORPORATION ANNOUNCE PLANS FOR
                         AMERISOURCEBERGEN CORPORATION
                  TO ISSUE $400 MILLION SENIOR NOTES DUE 2008


VALLEY FORGE, PA, and ORANGE, CA, July 31, 2001 - AmeriSource Health Corporation (NYSE: AAS) and Bergen Brunswig Corporation (NYSE: BBC) today jointly announced plans for AmerisourceBergen Corporation to issue $400 million Senior Notes due 2008 upon completion of the pending combination of AmeriSource and Bergen in a merger of equals. The notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The proceeds from the sale of the notes will be used together with proceeds expected from a new credit facility to repay AmeriSource's and Bergen's existing senior secured credit facilities, to pay fees and expenses associated with the merger, to repay certain of Bergen's other indebtedness, and for general corporate purposes.

The notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135-c under the Securities Act of 1933.

The matters discussed in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act of 1934. Certain forward-looking statements can be identified by the use of forward-looking terminology such as `believes', `expects', `may', `will', `could', `should', `seeks', `approximately', `intends', `plans', `estimates', or `anticipates', or the negative thereof or
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another comparable terminology, and statements addressing the timing, benefits and other aspects of the proposed merger. The following factors, among others could cause actual results to differ materially from those described in the forward-looking statements: inability to obtain or meet conditions imposed for government approvals for the transaction; failure of stockholders of AmeriSource and Bergen to approve the merger; the risk that the businesses of AmeriSource and Bergen will not be integrated successfully; failure to obtain and retain expected synergies; and other economic, business, competitive and/or regulatory factors affecting the business of AmeriSource and Bergen generally. The inclusion of forward-looking statements in this press release by AmeriSource and Bergen should not be regarded as representations by the companies that the plans of AmeriSource and Bergen or AmerisourceBergen will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. AmeriSource and Bergen assume no obligation to update the information contained in this press release.